May 13, 2014

The Gabelli Healthcare & WellnessRx Trust

One Corporate Center

Rye, New York 10580

Re: The Gabelli Healthcare & WellnessRx Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for The Gabelli Healthcare & WellnessRx Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 20, 2007, as amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State on April 5, 2007 (as amended, the “Certificate of Trust”);

(b) The Agreement and Declaration of Trust, dated as of February 20, 2007, among the trustees of the Trust named therein;

(c) The Third Amended and Restated Agreement and Declaration of Trust, dated as of February 16, 2011 (the “Trust Agreement”);

(d) The Second Amended and Restated By-Laws of the Trust, dated as of February 16, 2011 (the “By-Laws”);

(e) The Registration Statement (the “Registration Statement”) on Form N-2, relating to, among other things, the common shares of beneficial interest in the Trust (the “Common Shares”) and the preferred shares of beneficial interest in the Trust (the “Preferred Shares”), filed by the Trust with the Securities and Exchange Commission on May 13, 2014;

(f) An Officer’s Certificate of the Trust, dated May 13, 2014, and the resolutions of the trustees attached thereto (the “Resolutions”); and

One Rodney Square ¡ 920 North King Street ¡ Wilmington, DE 19801 ¡ Phone: 302-651-7700 ¡ Fax: 302-651-7701

The Gabelli Healthcare & WellnessRx Trust

May 13, 2014

(g) A Certificate of Good Standing for the Trust, dated May 13, 2014, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement, the By-Laws and the Resolutions collectively constitute the entire agreement with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement, the By-laws, the Resolutions and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties, other than the Trust, to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time and (vii) none of the Common Shares or the Preferred Shares will be issued to a Principal Shareholder (as defined in the Trust Agreement). We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

The Gabelli Healthcare & WellnessRx Trust

May 13, 2014

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. When the specific terms of the Common Shares have been approved by the Board of Trustees of the Trust (the “Board”) and, to the extent approved by the Board, the pricing committee thereof (the “Pricing Committee”), such Common Shares will be duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Trust Agreement and the Registration Statement and as approved by the Board and, if applicable, the Pricing Committee, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

3. When the specific terms of the Preferred Shares have been approved by the Board and, to the extent approved by the Board, the Pricing Committee, such Preferred Shares will be duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Trust Agreement and the Registration Statement and as approved by the Board and, if applicable, the Pricing Committee, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger P.A.

EAM/JWP